EXHIBIT (m)(ix)

CULLEN FUNDS TRUST

CULLEN EMERGING MARKETS HIGH DIVIDEND FUND

RETAIL CLASS and CLASS C SHARES

Distribution Plan

(12b-1 Plan)

The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Cullen Funds Trust (the "Trust"), a Delaware statutory trust, on behalf of Cullen Emerging Markets High Dividend Fund (the “Fund”), a series of the Trust, with respect to the Retail Class and Class C shares of the Fund. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its respective Retail Class and Class C shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Retail Class and Class C shareholders.

The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series and classes of securities, and is an open-end management investment company registered under the Act. ALPS Distributors Inc. (the "Distributor") is the principal underwriter and distributor for the shares of the Fund, including the Retail Class and Class C shares of the Fund, pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of the Fund (the "Distribution Agreement").

The provisions of the Plan are as follows:

1. PAYMENTS BY RETAIL CLASS SHARES OF THE FUND TO PROMOTE THEIR SALE

In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, the Trust, on behalf of the Fund, shall pay to the Distributor, out of the assets of Retail Class shares, a fee in connection with distribution-related services of up to 0.25% on an annualized basis of the average daily net assets of the Retail Class, as may be determined by the Trust’s Board of Trustees or agreed by the Distributor from time to time. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (a “Recipient”) who renders assistance in distributing or promoting the sale of Retail Class shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”) with respect to the Retail Class. Payment of these fees shall be made pursuant to the terms of a written distribution agreement between the Trust and the Distributor.

2. PAYMENTS BY CLASS C SHARES OF THE FUND TO PROMOTE THEIR SALE

(a) In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, the Trust, on behalf of the Fund, shall pay to the Distributor, out of the assets of Class C shares, a fee in connection with distribution-related services of up to 0.75% on an annualized basis of the average daily net assets of Class C, as may be determined by the Trust’s Board of Trustees or agreed by the Distributor from time to time. The Distributor may pay all or a portion of these fees to any Recipient who renders assistance in distributing or promoting the sale of Class C shares, or who provides certain shareholder services, pursuant to a Rule 12b-1 Agreement with respect to Class C. Payment of these fees shall be made pursuant to the terms of a written distribution agreement between the Trust and the Distributor.

(b) In addition to the amounts described in (a) above, the Trust shall pay, out of the assets of Class C, (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount of up to 0.25% on an annualized basis of the average daily net assets of Class C, as may be determined by the Trust’s Board of Trustees from time to time, as a service fee pursuant to dealer or servicing agreements which have been approved from time to time by vote of a majority of the Trust’s Board of Trustees and of the Disinterested Trustees.

3. USE OF PAYMENTS

(a) The Distributor shall use the monies paid to it pursuant to paragraph 1 and 2(a) above to assist in the distribution and promotion of, respectively, Retail Class and Class C (as applicable) shares or with respect to the provision of personal services to the holders of such shares. Payments made to the Distributor under the Plan may be used for, among other things, and without limitation, printing and distribution of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements and other distribution-related expenses, including a pro-rated portion of the compensation related to sales and marketing personnel, and other overhead expenses of the Distributor attributable to the distribution of such respective shares, as well as for additional distribution fees paid to securities dealers and others, who have executed agreements with the Trust or the Distributor, the forms of which have been approved from time to time by vote of a majority of the Trust’s Board of Trustees and of the Disinterested Trustees. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of such respective shares, maintaining customer accounts and records, assisting with purchase and redemption requests, and confirming delivery to customers of the Fund’s prospectus and/or statement of additional information.

(b) The monies to be paid pursuant to paragraph 2(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; confirming that customers have received the Fund’s prospectus and/or statement of additional information, if applicable; assisting customers in maintaining proper records with the Trust; answering questions relating to customers’ respective accounts; and aiding in maintaining the investment of their respective customers in Class C shares. Any amounts paid under this paragraph 3(b) shall be paid pursuant to a servicing or other agreement, the form of which has been approved from time to time by vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees.

4. QUARTERLY REPORTS

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

5. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective with respect to each of the Retail Class and Class C shares as of the date such shares are first offered upon approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement, as to each of the Retail Class and Class C, may be terminated at any time, without penalty, on not more than sixty (60) days written notice by a majority of the outstanding voting securities of the Retail Class and Class C shares, as applicable, or by vote of a majority of the Disinterested Trustees.

6. SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

7. FUND GOVERNANCE STANDARDS

During the period in which the Plan is effective, the Board of Trustees shall comply with the definition of fund governance standards as defined in Rule 0-1(a)(7) under the Act.

8. AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended as to any of the Retail Class or Class C to increase materially the amount to be expended hereunder with respect to such Class without approval by vote of the holders of a majority of the outstanding voting securities of the Retail Class or Class C, as applicable.

9. RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 5 for a period of not less than six years from the date of the Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

10. RETAIL CLASS and CLASS C Obligations

Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by the Retail Class or Class C shares of the Fund pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to, respectively, Retail Class or Class C shares of the Fund, and its respective assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, any other series of the Trust or any other class of such series.

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